Exhibit 10.43

Addendum n. 01 to Employment Contract of 1 February 2007

4 November 2009

Laura Shesgreen

Dear Laura:

Employment Terms

Further to our recent discussion I am writing to confirm the amendments to the terms and conditions of your employment as set out in this letter. Your current terms and conditions are as set out in the employment contract between you and Skype Communications S.à.r.l. (the “Employer”) effective 1 February 2007 (the “Contract”).

The Contract shall be amended with effect from the date of this letter as follows:

The following clauses shall be added to the Contract

1. Notice

“9.c) The Employer reserves the right to require the Employee not to attend at work and/or not to undertake all or any of her duties of employment during any period of notice (whether given by the Employee or the Employer), provided always that the Employer shall continue to pay the Employee’s salary, any contractual benefits, bonus incentive payment at target or holiday entitlement whilst the Employee remains employed by the Employer. The target bonus payout equals 100% of your target bonus percentage under the Skype Bonus Plan, which is 45% of Employee’s base salary.”

2. Change Control

“15.	Change of Control

a)	Subject to applicable law, in the event of a Change of Control, the Employer shall, subject to clause 15 b) below, pay the Employee the Agreed Sum within one month following completion of the Change of Control. The Agreed Sum shall be payable less any tax or other statutory deductions which the Employer is obliged to deduct.

b)

The payment of the sum under clause 15 a) shall be conditional upon and in consideration of the Employee (i) not having given notice to terminate her employment to her Employer or been terminated faute grave within the meaning of article L. 124-10 of the Labour Code on or prior to the date of completion of the Change of Control and (ii) having executed a general release in substantially the form of Exhibit A attached hereto at the time of executing this addendum and substantially in the form of Exhibit B immediately before receipt of the Agreed Sum, which may be amended by the Employer in its reasonable discretion to comply with applicable law.

c)	The following words and expressions shall have the meaning set out below in this clause 15:

“Agreed Sum” means an amount equal to (i) the aggregate of 12 months’ gross salary, (ii) bonus entitlement based on a payment of target bonus payout for the year during which the Change of Control occurs, (iii) the amount that the Employer pays to provide one year of health care coverage for Employee under the plan in which Employee is enrolled as of the Change of Control and (iv) the amount that the Employer contributes annually on Employee’s behalf to the pension or retirement plan in which Employee participates as of the Change of Control, if any. The target bonus payout in clause (ii) equals 100% of Employee’s target bonus percentage under the Skype Bonus Plan, which is 45% of your base salary.

“Change of Control” means the consummation of the transactions contemplated by the Agreement for the Sale and Purchase of the Entire Share Capital of Skype Luxembourg Holdings S.à.r.l., Skype Inc., Camino Networks, Inc. and Sonorit Holding as dated 1 September 2009 (as amended on 14 September 2009), by and among eBay Inc., eBay International AG, Sonorit Holding, AS and Springboard Group S.à.r.l. (formerly SLP III Cayman DS IV Holdings S.à.r.l.), as such agreement may be amended.

In order to receive the benefits outlined in this letter, you must sign this document and the general release in substantially the form of Exhibit A prior to the effective date of the Change of Control. Please sign and return the enclosed copy of this letter by way of agreement to these terms.

Executed in two original copies in                         , each party declaring having received one original.

For and on behalf of Skype Communications S.à.r.l.

By:	/S/ LAURA SHESGREEN_	By:	/S/ ANNE GILLESPIE
Name:	Laura Shesgreen	Name:	Anne Gillespie

November 16, 2009		November 25, 2009
Date		Date

EXHIBIT A

RELEASE AND WAIVER

I, Laura Shesgreen, agree and warrant that as of this date, I do not have, against the Releases (as defined below), any claims or rights of action in any jurisdiction in the world (whether under statute, common law, European law or otherwise, including but not limited to contractual claims, breach of contract, tort or any prospective entitlement to bring any other Statutory Employment Protection Claim which could be brought in an Employment Tribunal) arising from or connected with my employment with Skype Communications S.à.r.l., eBay Inc. or any of their respective direct or indirect subsidiaries. I further warrant that as of this date, I am not aware of any facts that could give rise to any such claim.

In exchange for the amendments to the terms and conditions of my Contract with the Employer, I hereby release and discharge the Releases from any and all claims, of any nature whatsoever, through this date.

“Releases” means (i) the Employer; (ii) each of the direct and indirect subsidiaries of the Employer; (iii) each other affiliate of the Employer; and (iv) the successors and past, present and future assigns, directors, officers, employees, stockholders, agents, attorneys and representatives of the respective entities identified or otherwise referred to above.

DATE:	November 16, 2009	SIGNED:	By:	/S/ LAURA SHESGREEN
			Name:	Laura Shesgreen

EXHIBIT B

RELEASE AND WAIVER

I, Laura Shesgreen, agree and warrant that as of this date, I do not have, against the Releases (as defined below), any claims or rights of action in any jurisdiction in the world (whether under statute, common law, European law or otherwise, including but not limited to contractual claims, breach of contract, tort or any prospective entitlement to bring any other Statutory Employment Protection Claim which could be brought in an Employment Tribunal) arising from or connected with my employment with Skype Communications S.à.r.l., eBay Inc. or any of their respective direct or indirect subsidiaries. I further warrant that as of this date, I am not aware of any facts that could give rise to any such claim.

In consideration for the payment of the Agreed Sum, I hereby release and discharge the Releases from any and all claims, of any nature whatsoever, through this date.

“Releases” means (i) the Employer; (ii) each of the direct and indirect subsidiaries of the Employer; (iii) each other affiliate of the Employer; and (iv) the successors and past, present and future assigns, directors, officers, employees, stockholders, agents, attorneys and representatives of the respective entities identified or otherwise referred to above.

DATE:	November 16, 2009	SIGNED:	By:	/S/ LAURA SHESGREEN
			Name:	Laura Shesgreen